Exhibit 99.1

Investor Relations Contact: Thomas Baker, 603.683.2505 Senior Vice President, CFO, and Treasurer tom@connection.com

CONNECTION (CNXN)

REPORTS FIRST QUARTER 2024 RESULTS

FIRST QUARTER SUMMARY:

●
Net sales: $632.0 million, decrease of 13.1% y/y
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Gross profit: $118.1 million, down 3.5% y/y
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Gross margin: 18.7%, up 187 basis points y/y
●
Net income: $13.2 million, decrease of 7.4% y/y
●
Diluted EPS: $0.50, compared to $0.54

Merrimack, NH—May 1, 2024—Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the first quarter March 31, 2024. The Company also announced its Board of Directors declared a quarterly dividend of $0.10 per share on the company’s common stock, payable on May 29, 2024, to shareholders of record as of May 14, 2024. The Board of Directors also approved a $40.0 million increase to Connection’s existing share repurchase program, bringing the aggregate amount authorized to $120 million, of which $72.1 million is available after giving effect to the increase.

“While we are encouraged by the number of new accounts that we added during the quarter, customers continued to delay their I-T capital spending due to the macroeconomic backdrop and their on-going evaluation of A-I implementation strategies. While these dynamics impacted top-line revenues in the quarter, we believe we are well positioned to help our long-term, loyal customers navigate the coming technological revolution,” said Timothy McGrath, President and Chief Executive Officer of Connection.

First Quarter of 2024 Results:

Net sales for the quarter ended March 31, 2024 decreased by 13.1%, year over year. Gross profit decreased 3.5% while gross margin expanded 187 basis points to 18.7%, compared to the prior year quarter. Margins for all three segments benefited from an increase in cloud, security, and other products recognized on a net basis during the first quarter of 2024. Net income for the quarter ended March 31, 2024 decreased by 7.4% to $13.2 million, or $0.50 per diluted share, compared to net income of $14.2 million, or $0.54 per diluted share, for the prior year quarter. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”)1 decreased 6% to $120.3 million for the quarter ended March 31, 2024, compared to $127.6 million for the quarter ended March 31, 2023. Adjusted Diluted Earnings per Share1 decreased to $0.50 per share for the quarter ended March 31, 2024, compared to $0.56 per share for the quarter ended March 31, 2023.

Performance by Segment:

●	Net sales for the Business Solutions segment decreased by 6.3% to $255.9 million in the first quarter of 2024, compared to a $273.1 million in the prior year quarter. Gross profit increased by 0.8% to $60.4 million in the first quarter of 2024, compared to $59.9 million in the prior year quarter. Gross margin increased by 165 basis points to 23.6% during the first quarter of 2024.

1 Adjusted EBITDA and Adjusted Diluted Earnings per Share are non-GAAP measures. See page 9 for definitions and reconciliations of these measures.

●	Net sales for the Public Sector Solutions segment decreased by 33.4% to $93.5 million in the first quarter of 2024, compared to $140.5 million in the prior year quarter. Sales to state and local governments and educational institutions decreased by $7.5 million, while sales to the federal government decreased by $39.5 million, compared to the prior year quarter. Offsetting new business in the quarter were two large federal projects that were fulfilled in the first quarter of 2023 that did not repeat. Gross profit decreased by 26.3% to $15.0 million in the first quarter of 2024, compared to $20.3 million in the prior year quarter. Gross margin increased by 156 basis points to 16.0% during the first quarter of 2024.
●	Net sales for the Enterprise Solutions segment decreased by 10.0% to $282.7 million in the first quarter of 2024, compared to $313.9 million in the prior year quarter. Gross profit increased by 1.6% to $42.7 million in the first quarter of 2024, compared to $42.1 million in the prior year quarter. Gross margin increased by 172 basis points to 15.1% during the first quarter of 2024.

Sales by Product Mix:

●	Notebook/mobility sales decreased by 15% year over year and accounted for 35% of net sales in the first quarter of 2024, compared to 36% of net sales in the first quarter of 2023.
●	Software sales decreased by 24% year over year and accounted for 10% of net sales in the first quarter of 2024, compared to 12% of net sales in the first quarter of 2023.
●	Networking sales decreased by 24% year over year and accounted for 7% of net sales in the first quarter of 2024, compared to 9% of net sales in the first quarter of 2023.
●	Accessories sales decreased by 11% year over year and accounted for 13% of net sales in the first quarter of 2024, compared to 12% of net sales in the first quarter of 2023.

Selling, general and administrative (“SG&A”) expenses increased in the first quarter of 2024 to $104.6 million from $103.3 million in the prior year quarter. The increase in SG&A was the result of decreased spending on personnel costs driven by cost containment measures taken offset by increases in certain taxes and an increase in investments in our solutions business and marketing expenses. SG&A as a percentage of net sales increased to 16.6%, compared to 14.2% in the prior year quarter. The increase in SG&A as a percentage of net sales is primarily due to the decrease in net sales compared to the prior year quarter.

Interest income in the first quarter of 2024 was $4.6 million, compared to $1.3 million in the first quarter of 2023.

Cash and cash equivalents and short-term investments were $352.0 million as of March 31, 2024, compared to $297.2 million as of December 31, 2023.

Conference Call and Webcast

Connection will host a conference call and live web cast today, May 1, 2024 at 4:30 p.m. EDT to discuss its first quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Definitions for each Non-GAAP measure and a reconciliation to their most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and include statements concerning, among other things, our future financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), liabilities, impairment charges, competition and the expected impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views and are based on assumptions as of the date of this report. Such assumptions are based upon internal estimates and other analysis of current market conditions and trends, management’s expectations, plans and strategies, economic conditions and other factors. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), the execution of our business plans (including our inventory management, cost structure and management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

●	substantial competition reducing our market share;
●	significant price competition reducing our profit margins;

●	the loss of any of our major vendors adversely affecting the number of type of products we may offer;
●	virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
●	service interruptions at fourth-partly shippers negatively impacting our ability to deliver the products we offer to our customers;
●	increases in shipping costs reducing our margins and adversely affecting our results of operations;
●	loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business;
●	cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation; and
●	macroeconomic factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates reducing the level of investment our customers are willing to make in IT products.

Additional factors include those described in this Annual Report on Form 10-K for the year ended December 31, 2023, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other subsequent filings we make with the Securities and Exchange Commission from time to time.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements included in this release. We assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION

	At or for the Three Months Ended March 31,
	2024	2023	% Change
Operating Data:
Net sales (in thousands)	$632,025	$727,545	(13)%
Diluted earnings per share	$0.50	$0.54	(7)%

Gross margin	18.7%	16.8%
Operating margin	2.1%	2.5%

Inventory turns (1)	17	12
Days sales outstanding (2)	70	71

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	35%	36%
Accessories	13	12
Software	10	12
Desktops	10	9
Displays	10	9
Net/Com Products	7	9
Servers/Storage	7	6
Other Hardware/Services	8	7
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding (in thousands)	26,366	26,281
Closing price	$65.93	$44.96
Market capitalization (in thousands)	$1,738,310	$1,181,594
Trailing price/earnings ratio	21.2	14.6
LTM Net Income (in thousands)	$82,227	$81,625
LTM Adjusted EBITDA (3) (in thousands)	$120,255	$127,638

(1)	Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2)	Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3)	LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges for the last twelve months. See page 9 for a reconciliation.

REVENUE AND MARGIN INFORMATION

	For the Three Months Ended March 31,
	2024		2023
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin
Enterprise Solutions	$282,659	15.1%	$313,943	13.4%
Business Solutions	255,869	23.6	273,114	21.9
Public Sector Solutions	93,497	16.0	140,488	14.5
Total	$632,025	18.7%	$727,545	16.8%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2024	2023
Net sales	$632,025	$727,545
Cost of sales	513,953	605,249
Gross profit	118,072	122,296
Selling, general and administrative expenses	104,608	103,282
Restructuring and other charges	—	897
Income from operations	13,464	18,117
Interest income, net	4,567	1,286
Income tax provision	(4,877)	(5,205)
Net income	$13,154	$14,198

Earnings per common share:
Basic	$0.50	$0.54
Diluted	$0.50	$0.54

Shares used in the computation of earnings per common share:
Basic	26,362	26,325
Diluted	26,525	26,436

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(amounts in thousands)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$147,579	$144,954
Short-term investments	204,374	152,232
Accounts receivable, net	527,259	606,834
Inventories, net	123,900	124,179
Income taxes receivable	3,318	4,348
Prepaid expenses and other current assets	16,926	16,092
Total current assets	1,023,356	1,048,639
Property and equipment, net	55,529	56,658
Right-of-use assets, net	4,020	4,340
Goodwill	73,602	73,602
Intangibles assets, net	3,124	3,428
Other assets	1,434	1,714
Total Assets	$1,161,065	$1,188,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$218,801	$263,682
Accrued payroll	22,607	20,440
Accrued expenses and other liabilities	48,400	43,843
Total current liabilities	289,808	327,965
Deferred income taxes	15,806	15,844
Operating lease liability	2,760	3,181
Other liabilities	19	624
Total Liabilities	308,393	347,614
Stockholders’ Equity:
Common stock	293	293
Additional paid-in capital	132,596	130,878
Retained earnings	771,416	760,898
Accumulated other comprehensive (loss) income	(62)	81
Treasury stock at cost	(51,571)	(51,383)
Total Stockholders’ Equity	852,672	840,767
Total Liabilities and Stockholders’ Equity	$1,161,065	$1,188,381

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(amounts in thousands)	2024	2023
Cash Flows provided by Operating Activities:
Net income	$13,154	$14,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,266	3,073
Adjustments to credit losses reserve	269	(99)
Stock-based compensation expense	1,949	1,853
Amortization of discount on short-term investments	(2,324)	—
Loss on disposal of fixed assets	21	474
Changes in assets and liabilities:
Accounts receivable	79,306	(11,465)
Inventories	279	9,365
Prepaid expenses, income tax receivable, and other current assets	196	(6,245)
Other non-current assets	280	42
Accounts payable	(45,127)	5,859
Accrued expenses and other liabilities	6,016	2,450
Net cash provided by operating activities	57,285	19,505
Cash Flows used in Investing Activities:
Purchases of short-term investments	(99,999)	—
Maturities of short-term investments	50,000	—
Purchases of property and equipment	(1,608)	(1,882)
Net cash used in investing activities	(51,607)	(1,882)
Cash Flows used in Financing Activities:
Proceeds from short-term borrowings	8,349	59,310
Repayment of short-term borrowings	(8,349)	(59,310)
Purchase of common stock for treasury shares	(186)	(3,423)
Dividend payments	(2,636)	(2,107)
Payment of payroll taxes on stock-based compensation through shares withheld	(231)	(213)
Net cash used in financing activities	(3,053)	(5,743)
Increase in cash and cash equivalents	2,625	11,880
Cash and cash equivalents, beginning of period	144,954	122,930
Cash and cash equivalents, end of period	$147,579	$134,810

Non-cash Investing and Financing Activities:
Accrued purchases of property and equipment	$336	$753
Accrued excise tax on treasury purchases	$2	$—
Supplemental Cash Flow Information:
Income taxes paid	$635	$7,279
Interest paid	$1	$17

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreement. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

	Three Months Ended March 31,			LTM Ended March 31, (1)
(amounts in thousands)	2024	2023	% Change	2024	2023	% Change
Net income	$13,154	$14,198	(7)%	$82,227	$81,625	1%
Depreciation and amortization	3,266	3,073	6	12,847	12,060	7
Income tax expense	4,877	5,205	(6)	29,515	29,282	1
Interest income	(4,568)	(1,310)	249	(13,251)	(2,400)	452
Interest expense	1	24	(96)	9	28	(68)
EBITDA	16,730	21,190	(21)	111,347	120,595	(8)
Restructuring and other charges (2)	—	897	(100)	1,790	897	100
Stock-based compensation	1,949	1,853	5	7,118	6,146	16
Adjusted EBITDA	$18,679	$23,940	(22)%	$120,255	$127,638	(6)%

(1)	LTM: Last twelve months
(2)	Restructuring and other charges in 2023 consisted of severance and other charges related to internal restructuring activities.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined diluted earnings per share adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2024	2023	% Change
Net income	$13,154	$14,198	(7)%
Restructuring and other charges (1)	—	897	(100)
Tax benefit	—	(241)	(100)
Adjusted Net Income	13,154	14,854	(11)
Diluted shares	26,525	26,436
Diluted Earnings per Share	$0.50	$0.54	(8)%
Adjusted Diluted Earnings per Share	$0.50	$0.56	(12)%

(1)	Restructuring and other charges in 2023 consisted of severance and other charges related to internal restructuring activities.